PBF Energy Announces Director Resignation and Board Changes

PARSIPPANY, NJ - August 12, 2014 - PBF Energy Inc. (NYSE: PBF) announced today that David Foley, a Senior Managing Director with Blackstone, has resigned from PBF Energy’s board of directors effective August 11, 2014, following a reduction in Blackstone’s holdings in PBF Energy, and its subsidiaries, through a secondary offering which closed on June 17, 2014.

Since 2008, David Foley has led Blackstone’s investment in PBF Energy. He served as chairperson of the compensation committee, and as a member of the nominating and corporate governance committee, and provided valuable insight and guidance as the company has grown.

Following Mr. Foley’s departure, Spencer Abraham, a director since 2012, will become chairperson of the compensation committee. Additionally, Eija Malmivirta will join the compensation committee and Gene Edwards will join the nominating and corporate governance committee. Both Ms. Malmivirta and Mr. Edwards joined the PBF Energy board in July 2014.

PBF Energy’s Executive Chairman, Thomas D. O’Malley, said, "We thank David for his leadership and service to PBF Energy and wish him success in his future endeavors. Blackstone has been a committed investor and partner for PBF, and with its support we have grown from a start-up organization into an established independent refiner and a separate logistics company. We also welcome Ms. Malmivirta and Mr. Edwards to our board committees and look to bright futures for both our companies."

About PBF Energy Inc.
PBF Energy Inc. (NYSE: PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey and Toledo, Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally sensitive manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also indirectly owns the general partner and approximately 50.2% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).
Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company's filings with the SEC, as well as the risks disclosed in PBF Logistics LP’s SEC filings and any impact PBF Logistics LP may have on the company's credit rating, cost of funds, employees, customers and vendors; risks relating to the securities markets generally; the impact of adverse market conditions affecting the company, unanticipated developments, regulatory approvals, changes in laws and other events that negatively impact the company. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994